Exhibit 99.1

Alnylam Pharmaceuticals Reports Fourth Quarter and Full Year 2013 Financial Results and Highlights Recent Period Activities

– Announced Major Business Transactions Including Transformational Alliance with Genzyme for RNAi Therapeutics as Genetic Medicines and Acquisition of Merck RNAi Assets and Sirna Therapeutics Subsidiary –

– Initiated APOLLO Phase 3 Study with Patisiran (ALN-TTR02) for the Treatment of Transthyretin (TTR)-Mediated Amyloidosis (ATTR) in Patients with Familial Amyloidotic Polyneuropathy (FAP) –

– Initiated Phase 2 Study with ALN-TTRsc in ATTR Patients with TTR Cardiac Amyloidosis –

– Initiated Phase 1 Study with ALN-AT3 for the Treatment of Hemophilia and Other Rare Bleeding Disorders –

– Advanced Additional “Alnylam 5x15” Programs Toward Clinical Development –

– Maintained Strong Balance Sheet with $351 Million in Cash and Expects to End 2014 with Greater than $825 Million in Cash –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--February 13, 2014--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the fourth quarter and full year 2013, and company highlights.

“The full year 2013 and the first weeks of 2014 were transformational for Alnylam and our continued efforts to advance RNAi therapeutics as a whole new class of medicines. We believe our recent alliance with Genzyme is a game changer in our efforts to bring RNAi therapeutics to patients with rare diseases as potential breakthrough genetic medicines. The new collaboration crystallizes Alnylam’s strategy to develop and commercialize our products in North America and Western Europe while Genzyme advances our products in the rest of the world. It also solidifies our balance sheet, enabling an increased investment in an expanded number of RNAi therapeutic programs while securing a cash runway that we believe provides us with financial independence to develop and launch multiple products,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “We’re also very pleased with our continued execution on our ‘Alnylam 5x15’ product strategy over the last several months, including initiation of new Phase 1, 2, and 3 clinical trials across three distinct programs, with multiple data read-outs expected in 2014. Specifically, we initiated our APOLLO Phase 3 trial with patisiran in ATTR patients with FAP; as the company’s first Phase 3 study, this is a very significant milestone in our history and also for the entire field of RNAi therapeutics. We’ve also advanced ALN-TTRsc – our first GalNAc-siRNA conjugate program to enter clinical development – into a Phase 2 trial in patients with TTR cardiac amyloidosis, with results expected later this year. We have also now started a Phase 1 clinical trial of ALN-AT3, an RNAi therapeutic targeting antithrombin for the treatment of hemophilia and rare bleeding disorders. ALN-AT3 is our second GalNAc-siRNA conjugate program to enter clinical testing, and we expect to share initial data from this Phase 1 trial later this year. Overall, we believe that our recent business and clinical accomplishments strengthen our efforts to build a leading, independent biopharmaceutical company that delivers value to our shareholders.”

“In addition to highlights noted above, we also made significant advancements with other pipeline programs and in other business development efforts. Specifically, we advanced Development Candidates for two ‘Alnylam 5x15’ programs in this past quarter: ALN-AS1 for the treatment of hepatic porphyrias, and ALN-PCSsc for the treatment of hypercholesterolemia. We also presented promising data with ALN-CC5 for the treatment of complement-mediated diseases, and expect to have a Development Candidate selected in early 2014. Across these three programs, we expect to file investigational new drug applications for two in late 2014 and one in early 2015. Further, we’re pleased to have recently updated and expanded our original ‘Alnylam 5x15’ pipeline guidance, where we now expect to end 2015 with six to seven programs in clinical development, including at least two programs in Phase 3 trials, and five to six programs having achieved human proof-of-concept results,” said Barry Greene, President and Chief Operating Officer of Alnylam. “Regarding additional progress in our business development efforts, we were pleased to announce an agreement with Merck to acquire their RNAi assets, including their Sirna Therapeutics subsidiary. We believe that this acquisition will complement and extend our own progress and continued focus on RNAi therapeutics, including our efforts with GalNAc-siRNA conjugate technologies. All told, our recent progress on pipeline advancement and business development provide what we believe to be an unprecedented foundation for value creation through Alnylam’s continued efforts in advancing important medicines to patients.”

Cash, Cash Equivalents and Total Marketable Securities

At December 31, 2013, Alnylam had cash, cash equivalents and total marketable securities of $350.5 million, as compared to $226.2 million at December 31, 2012.

Net Loss

The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the fourth quarter of 2013 was $32.4 million, or $0.51 per share on both a basic and diluted basis (including $5.4 million, or $0.09 per share of non-cash stock-based compensation expense), as compared to a net loss of $62.2 million, or $1.20 per share on both a basic and diluted basis (including $2.7 million, or $0.05 per share of non-cash stock-based compensation expense), for the same period in the previous year. For the year ended December 31, 2013, the net loss was $89.2 million, or $1.45 per share (including $20.7 million, or $0.34 per share of non-cash stock-based compensation expense), as compared to a net loss of $106.0 million, or $2.11 per share (including $12.4 million, or $0.25 per share of non-cash stock-based compensation expense), for the same period in the previous year. The decrease in net loss for the quarter and year ended December 31, 2013 compared to the prior periods was due primarily to a one-time charge of $65.0 million related to the restructuring of the company’s licensing agreement with Tekmira Pharmaceuticals Corporation in 2012.

Revenues

Revenues were $10.8 million for the fourth quarter of 2013, as compared to $8.5 million for the same period last year. Revenues for the fourth quarter of 2013 included $5.5 million of revenues from the company’s alliance with Takeda Pharmaceuticals Company Limited, $1.4 million in revenues from the company’s collaboration with Monsanto, $1.3 million related to the company’s collaboration with The Medicines Company and $2.6 million of expense reimbursement, amortization, and/or license fee revenues from research reagent and services licensees, and other sources. The increase in revenues in the fourth quarter of 2013 compared to the prior period was due to revenues under the Medicines Company collaboration which was entered into in the first quarter of 2013. Revenues were $47.2 million for the year ended December 31, 2013, as compared to $66.7 million for the prior year. Revenues for the year ended December 31, 2013 included $22.0 million of revenues related to the company’s collaboration with Takeda, $9.7 million of collaboration revenues related to the company’s former alliance with Cubist, $5.6 million of revenues related to the company’s collaboration with Monsanto, $4.6 million of revenues related to the company’s collaboration with The Medicines Company, and $5.3 million of expense reimbursement, amortization, and/or license fee revenues from research reagent licenses, and other sources. Net revenues decreased for the year ended December 31, 2013 as compared to the year ended December 31, 2012 due primarily to the completion of the company’s remaining performance obligations under the Roche/Arrowhead alliance in August 2012.

Research and Development Expenses

Research and development (R&D) expenses were $32.1 million in the fourth quarter of 2013, which included $3.3 million of non-cash stock-based compensation, as compared to $21.7 million in the fourth quarter of 2012, which included $1.7 million of non-cash stock-based compensation. The increase in R&D expense for the fourth quarter of 2013 compared to the fourth quarter of the prior year was due to the increase in license fees related to the initiation of the Phase 3 trial of patisiran and an increase in compensation related expenses, including stock-based compensation. R&D expenses were $113.0 million for the year ended December 31, 2013, which included $14.4 million of non-cash stock-based compensation, as compared to $86.6 million for the prior year, which included $8.0 million of non-cash stock-based compensation. The increase in R&D expenses for the year ended December 31, 2013 as compared to the prior year was due primarily to higher clinical trial and manufacturing expenses related to the company’s patisiran, ALN-TTRsc, and ALN-AT3 programs. In addition, compensation related expenses including stock-based compensation increased during the year ended December 31, 2013 as compared to the year ended December 31, 2012. R&D expenses are expected to increase significantly in 2014 as the company continues to develop its pipeline and advance its product candidates into clinical trials.

General and Administrative Expenses

General and administrative (G&A) expenses were $8.3 million in the fourth quarter of 2013, which included $2.1 million of non-cash stock-based compensation, as compared to $10.2 million in the fourth quarter of 2012, which included $1.0 million of non-cash stock-based compensation. G&A expenses were $27.2 million for the year ended December 31, 2013, which included $6.3 million of non-cash stock-based compensation, as compared to $44.6 million in 2012, which included $4.3 million of non-cash stock-based compensation. The G&A expenses for the quarter and year ended December 31, 2013 as compared to the prior year periods decreased primarily due to decreased consulting and professional services expenses related to business activities, primarily legal activities. G&A expenses are expected to increase slightly in 2014.

Investment in Regulus Therapeutics

Equity in loss of joint venture was zero for the fourth quarter and year ended of 2013 and $0.9 million for the fourth quarter of 2012 and $4.5 million for the year ended December 31, 2012, related to the company’s share of the net losses incurred by Regulus. Beginning in the fourth quarter of 2012, the company began accounting for its investment in Regulus at fair value by adjusting the value to reflect fluctuations in Regulus’ stock price each reporting period. At December 31, 2013, the fair market value of the company’s investment in Regulus was $45.5 million as compared to $38.7 million at December 31, 2012.

Benefit from Income Taxes

The company had a provision for income taxes of $3.0 million for the fourth quarter of 2013 as compared to a benefit for income taxes of $10.6 million for the fourth quarter of 2012. For the year ended December 31, 2013, the company had a benefit from income taxes of $2.7 million as compared to $10.6 million for the respective period in 2012. The income tax benefit is associated with the corresponding change in value of the company’s investment in Regulus that the company recorded in other comprehensive income, net of tax.

2014 Financial Guidance

Alnylam expects that its cash, cash equivalents, and total marketable securities balance will be greater than $825 million at December 31, 2014.

“Alnylam continues to maintain a solid balance sheet, with approximately $350 million in cash at year-end 2013. Upon the close of our Genzyme alliance, Alnylam will have over $1 billion in cash on a pro forma basis,” said Michael Mason, Vice President, Finance and Treasurer of Alnylam. “As for financial guidance this year, we expect to end 2014 with greater than $825 million in cash. We believe that this balance sheet will allow us to invest in a broad pipeline of genetic medicines and to maintain financial independence through to multiple product launches.”

Fourth Quarter 2013 and Recent Significant Corporate Highlights

Key “Alnylam 5x15” Program Highlights

  Advanced Patisiran (ALN-TTR02) into Phase 3 for the Treatment of Transthyretin (TTR)-Mediated Amyloidosis (ATTR) in Patients with Familial Amyloidotic Polyneuropathy (FAP).
    Initiated APOLLO Phase 3 Trial with Patisiran. The APOLLO trial is a randomized, double-blind, placebo-controlled, global study designed to evaluate the efficacy and safety of patisiran in up to 200 ATTR patients with FAP. The primary endpoint of the study is the difference in the change in neuropathy impairment score, or “mNIS+7,” between patisiran and placebo at 18 months. Secondary endpoints include: Norfolk Quality of Life-Diabetic Neuropathy (QOL-DN) score; NIS-weakness; modified BMI; timed 10-meter walk; and COMPASS-31 autonomic symptom score. Patients will be randomized 2:1, patisiran:placebo, with patisiran administered at 0.30 mg/kg once every three weeks for 18 months. All patients completing the APOLLO Phase 3 study will be eligible to enroll in a Phase 3 open-label extension (OLE) study. In addition, Alnylam announced that the U.S. Food and Drug Administration (FDA) granted Fast Track designation to patisiran for the treatment of FAP.
    Continued Dosing in Phase 2 OLE Study with Patisiran. The Phase 2 OLE study is an open-label study where patients that were enrolled in the patisiran Phase 2 study are eligible to receive continued dosing. The primary objective of this study is to evaluate the long-term safety and tolerability of patisiran administration. The study will also measure a number of clinical endpoints, which are the same as those measured in the APOLLO Phase 3 study. The company expects to present data from the Phase 2 OLE study approximately once a year, with an initial data report in late 2014.
    Reported Positive Results from Phase 2 Trial in FAP Patients. At the IXth International Symposium on FAP (ISFAP) in November 2013, Alnylam presented results showing that multiple doses of patisiran led to robust and statistically significant knockdown of serum TTR protein levels of up to 96%, with mean levels of TTR knockdown exceeding 85%. Knockdown of TTR, the disease-causing protein in ATTR, was found to be rapid, dose dependent, and durable, and similar activity was observed toward both wild-type and mutant protein. In addition, patisiran was found to be generally well tolerated in this study.
  Initiated Phase 2 Clinical Trial with ALN-TTRsc, a Subcutaneously Administered RNAi Therapeutic Targeting TTR for the Treatment of ATTR Patients with Cardiac Amyloidosis. The pilot Phase 2 trial is aimed at evaluating the tolerability and preliminary clinical activity of ALN-TTRsc in approximately 15 patients with familial amyloidotic cardiomyopathy (FAC) – which is caused by autosomal dominant mutations in the TTR gene – or senile systemic amyloidosis (SSA) – which is caused by idiopathic accumulation of wild-type TTR in the heart. In addition, the study will assess preliminary clinical activity as measured by knockdown of serum TTR levels and additional exploratory tests, such as cardiac imaging (including echocardiography and cardiac MRI), circulating cardiac biomarkers (NT-proBNP and troponins T and I), 6-minute walk test, New York Heart Association (NYHA) classification, and measures of heart failure symptoms and quality of life (Kansas City Cardiomyopathy Questionnaire and EQ-5D QOL). The company expects to present data from the Phase 2 trial in late 2014. Patients completing the Phase 2 trial will be eligible to participate in an OLE study for further assessment of general tolerability and clinical activity with long-term dosing; the ALN-TTRsc Phase 2 OLE study is expected to be initiated in mid-2014. Assuming positive results, Alnylam expects to begin a Phase 3 trial in TTR cardiac amyloidosis patients by the end of 2014.
  Initiated Phase 1 Clinical Trial with ALN-AT3, a Subcutaneously Administered RNAi Therapeutic Targeting Antithrombin (AT) for the Treatment of Hemophilia and Rare Bleeding Disorders (RBD). The Phase 1 study is being conducted in the U.K. as a single- and multi-dose, dose-escalation study comprised of two parts. Part A will be a randomized, single-blind, placebo-controlled, single-dose, dose-escalation study, enrolling up to 24 healthy volunteer subjects. The primary objective of this part of the study is to evaluate the safety and tolerability of a single low dose of ALN-AT3, with the potential secondarily to show changes in AT plasma levels at sub-pharmacologic doses. Part B of the study will be an open-label, multi-dose, dose-escalation study enrolling up to 18 people with moderate to severe hemophilia A or B. The primary objective of this part of the study is to evaluate the safety and tolerability of multiple doses of subcutaneously administered ALN-AT3 in hemophilia subjects. Secondary objectives include assessment of clinical activity as determined by knockdown of circulating AT levels and increase in thrombin generation at pharmacologic doses of ALN-AT3; thrombin generation is known to be a biomarker for bleeding frequency and severity in people with hemophilia (Dargaud, et al., Thromb Haemost; 93, 475-480 (2005)). The company expects to present initial data from the Phase 1 study in late 2014. At the 55th Annual Meeting of the American Society of Hematology (ASH) held in December 2013, new pre-clinical data were presented demonstrating that ALN-AT3 has an expanded therapeutic index in the hemophilia setting and can correct the activated partial thromboplastin time (aPTT), a measure of blood coagulation, in mice with hemophilia A.
  Advanced ALN-CC5, a Subcutaneously Administered RNAi Therapeutic Targeting Complement Component C5 for the Treatment of Complement-Mediated Diseases. ALN-CC5 is a subcutaneously administered RNAi therapeutic targeting complement component C5 for the treatment of complement-mediated diseases, such as paroxysmal nocturnal hemoglobinuria (PNH), atypical hemolytic-uremic syndrome (aHUS), myasthenia gravis, neuromyelitis optica, amongst many others. At the ASH Meeting held in December 2013, the company presented pre-clinical data demonstrating that subcutaneous administration of ALN-CC5 in non-human primates (NHPs) led to an up to 98% knockdown of serum C5 and an up to 94% inhibition of serum hemolytic activity. This level of complement activity inhibition exceeds the 80% inhibition threshold that has been validated as being associated with clinical benefit in patients with PNH (Hillmen et al., N. Engl. J. Med. (2004) 350:552-559). The company expects to identify its final Development Candidate for ALN-CC5 in early 2014 and to file an Investigational New Drug (IND) application or IND equivalent in late 2014 or early 2015.
  Selected Development Candidate for ALN-AS1, a Subcutaneously Administered RNAi Therapeutic Targeting Aminolevulinate Synthase-1 (ALAS-1) for the Treatment of Hepatic Porphyrias. New pre-clinical research findings, presented at the 9th Annual Meeting of the Oligonucleotide Therapeutics Society (OTS) held in October 2013, showed that subcutaneous administration of a GalNAc-siRNA targeting ALAS-1 led to rapid, dose-dependent, and long-lasting knockdown of the ALAS-1 mRNA and complete inhibition of the toxic intermediates that mediate the symptoms and pathology of acute intermittent porphyria (AIP). Based on these findings, including results in non-human primate studies, the company has selected its ALN-AS1 Development Candidate and expects to file an IND or IND equivalent application for this RNAi therapeutic in late 2014 or early 2015.
  The Medicines Company and Alnylam Selected a Development Candidate for ALN-PCSsc, a Subcutaneously Administered RNAi Therapeutic Targeting PCSK9 for the Treatment of Hypercholesterolemia. New data from non-human primate studies, presented at the American Heart Association (AHA) Scientific Sessions held in November 2013, showed that ALN-PCSsc administration results in up to 95% knockdown of plasma PCSK9 and up to 67% lowering of LDL cholesterol (LDL-C) in the absence of statins. Pre-clinical durability data support the potential for every-two-week dosing and possibly every-four-week dosing. Alnylam anticipates submitting an IND or IND equivalent application for ALN-PCSsc in late 2014 or early 2015. In addition, Alnylam and collaborators published complete study results from a Phase 1 trial with ALN-PCS02, an intravenously administered RNAi therapeutic targeting PCSK9, in The Lancet. The paper (Fitzgerald, et al., The Lancet, doi:10.1016/S0140-6736(13)61914-5) reports the results of a study evaluating single intravenous dose administration of ALN-PCS02, in the absence of concomitant lipid-lowering agents such as statins. Specifically, ALN-PCS02 administration resulted in rapid, dose-dependent, and durable knockdown of plasma PCSK9 of up to 84% relative to baseline and placebo, with a corresponding reduction in serum levels of LDL-C – a clinically validated endpoint – of up to 57% relative to baseline and placebo. In addition, ALN-PCS02 was found to be generally well tolerated in this study.
  Advanced Additional “Alnylam 5x15” Programs. Alnylam continued to advance additional programs as part of its “Alnylam 5x15” and genetic medicine product strategy, including ALN-AAT, an RNAi therapeutic targeting alpha-1 antitrypsin (AAT) for the treatment of liver disease associated with AAT deficiency; ALN-TMP, an RNAi therapeutic targeting TMPRSS6 for the treatment of beta-thalassemia and iron overload disorders; and ALN-ANG, an RNAi therapeutic targeting angiopoietin-like 3 (ANGPTL3) for the treatment of genetic forms of mixed hyperlipidemia and severe hypertriglyceridemia. New data were presented for: ALN-AAT at the 64th Annual Meeting of the American Association for the Study of Liver Diseases (AASLD, “The Liver Meeting”) held in November 2013; ALN-ANG at the AHA Scientific Sessions held in November 2013; and ALN-TMP at the ASH Meeting held in December 2013.

Business and Organizational Highlights

  Formed Transformational Alliance with Genzyme for RNAi Therapeutics as Genetic Medicines. Genzyme and Alnylam have formed an alliance to accelerate and expand the development and commercialization of RNAi therapeutics across the world. The alliance is structured as a multi-product geographic alliance in the field of rare diseases. Alnylam retains product rights in North America and Western Europe, while Genzyme obtains the right to access Alnylam’s current “5x15” and future genetic medicines pipeline in the rest of the world (ROW), including co-development/co-commercialization and/or global product rights for certain programs. In addition, Genzyme becomes a major Alnylam shareholder through an upfront purchase of $700 million of newly issued stock at approximately $80/share, representing an approximately 12% ownership position. Upon closing, this alliance significantly bolsters Alnylam’s balance sheet to over $1 billion in cash, enabling an increased investment in the company’s RNAi therapeutics pipeline and is expected to secure Alnylam’s financial independence through to multiple product launches. This transaction has been approved by the boards of both companies, and is subject to customary closing conditions and clearances under the Hart-Scott Rodino Antitrust Improvements Act.
  Acquired Investigational RNAi Therapeutic Assets from Merck, Including Sirna Therapeutics. The acquisition, which includes Merck’s wholly owned subsidiary Sirna Therapeutics, Inc., provides Alnylam with intellectual property and RNAi assets including pre-clinical therapeutic candidates, chemistry, siRNA-conjugate and other delivery technologies. Under the terms of the agreement, in exchange for acquiring the stock of Sirna Therapeutics, Alnylam will pay Merck an upfront payment of $175 million in cash and equity ($25 million cash/$150 million in Alnylam common stock). In addition, Merck is eligible to receive milestones and royalties based on advancement of certain pre-clinical candidates discovered by Merck and on Alnylam products covered by the Sirna Therapeutics patent estate. This transaction is subject to customary closing conditions, including the requirements under the Hart-Scott Rodino Antitrust Improvements Act.
  Earned Additional Milestone Payments from Genzyme for Advancement of Patisiran. Per the terms of the original agreement entered into in October 2012 between Alnylam and Genzyme, Alnylam earned a $7 million milestone from Genzyme for achieving Phase 2 success with patisiran. In addition, Alnylam announced today that it has received an additional $4 million milestone from Genzyme associated with the initiation of dosing in the APOLLO Phase 3 trial with patisiran.
  Expanded Management Team. Alnylam announced today that Jeffrey Cehelsky has been promoted to Vice President, Clinical Operations, from Senior Director, Clinical Operations, a position he held since shortly after joining the company in 2005.

Conference Call Information

Management will provide an update on the company, discuss fourth quarter and 2013 results, and discuss expectations for the future via conference call on Thursday, February 13, 2014 at 4:30 p.m. ET. A corporate slide presentation will also be available on the Investors page of the company’s website, www.alnylam.com, to accompany the conference call. To access the call, please dial 877-312-7507 (domestic) or 631-813-4828 (international) five minutes prior to the start time and refer to conference ID 46682151. A replay of the call will be available beginning at 7:30 p.m. ET on Thursday, February 13, 2014. To access the replay, please dial 855-859-2056 (domestic) or 404-537-3406 (international), and refer to conference ID 46682151.

About RNA Interference (RNAi)

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam’s RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is leading the translation of RNAi as a new class of innovative medicines with a core focus on RNAi therapeutics as genetic medicines, including programs as part of the company’s “Alnylam 5x15TM” product strategy. Alnylam’s genetic medicine programs are RNAi therapeutics directed toward genetically defined targets for the treatment of serious, life-threatening diseases with limited treatment options for patients and their caregivers. These include: patisiran (ALN-TTR02), an intravenously delivered RNAi therapeutic targeting transthyretin (TTR) for the treatment of TTR-mediated amyloidosis (ATTR) in patients with familial amyloidotic polyneuropathy (FAP); ALN-TTRsc, a subcutaneously delivered RNAi therapeutic targeting TTR for the treatment of ATTR in patients with TTR cardiac amyloidosis, including familial amyloidotic cardiomyopathy (FAC) and senile systemic amyloidosis (SSA); ALN-AT3, an RNAi therapeutic targeting antithrombin (AT) for the treatment of hemophilia and rare bleeding disorders (RBD); ALN-CC5, an RNAi therapeutic targeting complement component C5 for the treatment of complement-mediated diseases; ALN-AS1, an RNAi therapeutic targeting aminolevulinate synthase-1 (ALAS-1) for the treatment of hepatic porphyrias including acute intermittent porphyria (AIP); ALN-PCS, an RNAi therapeutic targeting PCSK9 for the treatment of hypercholesterolemia; ALN-AAT, an RNAi therapeutic targeting alpha-1-antitrypsin (AAT) for the treatment of AAT deficiency liver disease; ALN-TMP, an RNAi therapeutic targeting TMPRSS6 for the treatment of beta-thalassemia and iron-overload disorders; ALN-ANG, an RNAi therapeutic targeting angiopoietin-like 3 (ANGPTL3) for the treatment of genetic forms of mixed hyperlipidemia and severe hypertriglyceridemia; and other programs yet to be disclosed. As part of its “Alnylam 5x15” strategy, as updated in early 2014, the company expects to have six to seven genetic medicine product candidates in clinical development - including at least two programs in Phase 3 and five to six programs with human proof of concept - by the end of 2015. The company’s demonstrated commitment to RNAi therapeutics has enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, Cubist, GlaxoSmithKline, Ascletis, Monsanto, The Medicines Company, and Genzyme, a Sanofi company. In January 2014, Alnylam agreed to acquire Sirna Therapeutics, a wholly owned subsidiary of Merck. In addition, Alnylam holds an equity position in Regulus Therapeutics Inc., a company focused on discovery, development, and commercialization of microRNA therapeutics. Alnylam scientists and collaborators have published their research on RNAi therapeutics in over 200 peer-reviewed papers, including many in the world’s top scientific journals such as Nature, Nature Medicine, Nature Biotechnology, Cell, the New England Journal of Medicine, and The Lancet. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, please visit www.alnylam.com.

About “Alnylam 5x15™” and Genetic Medicines

The “Alnylam 5x15” strategy, launched in January 2011, establishes a path for development and commercialization of novel RNAi therapeutics as genetic medicines. Alnylam’s genetic medicine programs are RNAi therapeutics directed toward genetically defined targets for the treatment of diseases with high unmet medical need. These programs share several key characteristics including: a genetically defined target and disease expressed in the liver; the potential to have a major impact in a high unmet need population; the ability to leverage the existing Alnylam RNAi platform with clinically proven delivery to the liver; the opportunity to monitor an early biomarker in Phase 1 clinical trials for human proof of concept; and the existence of clinically relevant endpoints for the filing of a new drug application (NDA) with a focused patient database and possible accelerated paths for commercialization. As updated in early 2014, the company expects to have six to seven genetic medicine product candidates in clinical development - including at least two programs in Phase 3 and five to six programs with human proof of concept - by the end of 2015. The “Alnylam 5x15” programs include: patisiran (ALN-TTR02), an intravenously delivered RNAi therapeutic targeting transthyretin (TTR) in development for the treatment of TTR-mediated amyloidosis (ATTR) in patients with familial amyloidotic polyneuropathy (FAP); ALN-TTRsc, a subcutaneously delivered RNAi therapeutic targeting TTR in development for the treatment of ATTR in patients with TTR cardiac amyloidosis, including familial amyloidotic cardiomyopathy (FAC) and senile systemic amyloidosis (SSA); ALN-AT3, an RNAi therapeutic targeting antithrombin (AT) in development for the treatment of hemophilia and rare bleeding disorders (RBD); ALN-CC5, an RNAi therapeutic targeting complement component C5 in development for the treatment of complement-mediated diseases; ALN-AS1, an RNAi therapeutic targeting aminolevulinate synthase-1 (ALAS-1) in development for the treatment of hepatic porphyrias including acute intermittent porphyria (AIP); ALN-PCS, an RNAi therapeutic targeting PCSK9 in development for the treatment of hypercholesterolemia; ALN-AAT, an RNAi therapeutic targeting alpha-1-antitrypsin (AAT) for the treatment of AAT deficiency liver disease; ALN-TMP, an RNAi therapeutic targeting TMPRSS6 in development for the treatment of beta-thalassemia and iron-overload disorders; ALN-ANG, an RNAi therapeutic targeting angiopoietin-like 3 (ANGPTL3) for the treatment of genetic forms of mixed hyperlipidemia and severe hypertriglyceridemia; and other programs yet to be disclosed. In 2014, Alnylam and Genzyme, a Sanofi company, formed a multi-product geographic alliance on Alnylam’s genetic medicine programs. Specifically, Alnylam will lead development and commercialization of programs in North America and Europe, while Genzyme will develop and commercialize products in the rest of world. In addition, Alnylam and Genzyme will co-develop and co-commercialize ALN-TTRsc in North America and Europe.

Alnylam Forward-Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, Alnylam’s expectations regarding its “Alnylam 5x15” product strategy, Alnylam’s views with respect to the potential for RNAi therapeutics, including patisiran (ALN-TTR02) and ALN-TTRsc, ALN-AT3, ALN-CC5, ALN-AS1, ALN-PCSsc, ALN-AAT, ALN-TMP, and ALN-ANG, its expectations with respect to the timing, execution, and success of its clinical and pre-clinical trials, the expected timing of regulatory filings, including its plan to file IND or IND equivalent applications and initiate clinical trials for ALN-TTRsc, ALN-CC5, ALN-AS1, and ALN-PCSsc, its expectations regarding reporting of data from its clinical studies, including its studies for patisiran, ALN-TTRsc, and ALN-AT3, as well as other research programs and technologies, its plans regarding commercialization of RNAi therapeutics, Genzyme’s participation in the development and commercialization of RNAi therapeutics, Alnylam’s views with respect to the potential value of the assets being acquired from Merck and its ability to further its efforts to build a new class of medicines, the potential timing of the closing of the Genzyme and Merck transactions, its expected cash position on a pro forma basis following the closing of the Genzyme transaction and as of December 31, 2014, and its expectations regarding available cash for its operations through multiple product launches, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Alnylam’s ability to manage operating expenses, Alnylam’s ability to discover and develop novel drug candidates and delivery approaches, successfully demonstrate the efficacy and safety of its drug candidates, the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials, obtaining, maintaining and protecting intellectual property, Alnylam’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, obtaining regulatory approval for products, competition from others using technology similar to Alnylam’s and others developing products for similar uses, Alnylam’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives, Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the “Risk Factors” filed with Alnylam’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings that Alnylam makes with the SEC. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation to update any forward-looking statements.

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Comprehensive Loss
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net revenues from collaborators	$10,847	$8,495	$47,167	$66,725

Operating expenses:
Research and development (1)	32,106	21,678	112,957	86,569
General and administrative (1)	8,333	10,166	27,152	44,612
Restructuring of Tekmira license agreement	-	65,000	-	65,000
Total operating expenses	40,439	96,844	140,109	196,181
Loss from operations	(29,592)	(88,349)	(92,942)	(129,456)
Other income (expense):
Equity in loss of joint venture (Regulus Therapeutics Inc.)	-	(881)	-	(4,522)
Gain on issuance of stock by Regulus Therapeutics Inc.	-	16,084	-	16,084
Interest income	285	222	1,069	977
Other (expense) income	(29)	164	(47)	331
Total other income (expense)	256	15,589	1,022	12,870
Loss before income taxes	(29,336)	(72,760)	(91,920)	(116,586)
(Provision for) benefit from income taxes	(3,021)	10,572	2,695	10,572
Net loss	$(32,357)	$(62,188)	$(89,225)	$(106,014)

Net loss per common share - basic and diluted	$(0.51)	$(1.20)	$(1.45)	$(2.11)

Weighted average common shares used to compute basic and diluted net loss per common share	62,909	51,821	61,551	50,286

Comprehensive loss
Net loss	$(32,357)	$(62,188)	$(89,225)	$(106,014)
Unrealized (loss) gain on marketable securities, net of tax	(7,451)	15,554	4,055	15,827
Comprehensive loss	$(39,808)	$(46,634)	$(85,170)	$(90,187)

(1) Non-cash stock-based compensation expenses included in operating expenses are as follows:
Research and development	$3,277	$1,684	$14,369	$8,041
General and administrative	2,129	1,038	6,334	4,319

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	December 31,	December 31,
	2013	2012
Cash, cash equivalents and total marketable securities	$350,472	$226,228
Billed and unbilled collaboration receivables	4,248	104
Prepaid expenses and other current assets	3,910	2,641
Property and equipment, net	16,448	19,799
Investment in equity securities of Regulus Therapeutics Inc.	45,452	38,748
Total assets	$420,530	$287,520
Accounts payable and accrued expenses	$20,056	$15,978
Total deferred revenue	126,090	132,291
Total deferred rent	4,037	5,198
Total stockholders’ equity (63.7 million and 52.5 million common shares issued and outstanding and at December 31, 2013 and December 31, 2012, respectively)	270,347	134,053
Total liabilities and stockholders' equity	$420,530	$287,520

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2012.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton, 617-551-8207
Vice President, Investor Relations and
Corporate Communications
or
Michael Mason, 617-551-8327
Vice President, Finance and Treasurer